Exhibit 5.1

780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

June 3, 2005

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I”), in connection with the preparation of a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to shares of common stock of the Corporation, $1.00 par value (“Common Stock”) issuable in connection with the merger (the “Merger”) pursuant to the Merger Agreement and Plan of Reorganization dated May 9, 2005, as amended on May 31, 2005 (the “Merger Agreement”) by and among M&I, Metavante Corporation, LAH Merger Corp. and Med-i-Bank, Inc., as described in the Information Statement/Prospectus included in the Registration Statement.

In such capacity, we have examined the Merger Agreement, the Restated Articles of Incorporation and Bylaws of M&I, each as amended to date, resolutions adopted by the Board of Directors of M&I, certificates of public officials and officers of M&I, the Registration Statement, and such other documents and such questions of law as we have deemed necessary or appropriate in order to enable us to express an informed opinion on the matters hereinafter set forth.

Based upon the foregoing, we are of the opinion that the shares of Common Stock of the Corporation, when issued at the effective time of the Merger and delivered to the holders of preferred and common stock and options and warrants to purchase common stock of Med-i-Bank, Inc., in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes.  Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

The foregoing opinion is limited to the laws of the State of Wisconsin.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GODFREY & KAHN, S.C.

/s/ Godfrey & Kahn, S.C.